UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       DATE OF REPORT - February 26, 2003
                        (Date of Earliest Event Reported)


                                   WICKES INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                           Commission File No. 1-14967


         Delaware                                             36-3554758
--------------------------                            --------------------------
(State of Incorporation)                                   (I.R.S. Employer
                                                           Identification No.)


706 North Deerpath Drive, Vernon Hills, Illinois                60061
------------------------------------------------      --------------------------
(Address of principal                                        (Zip Code)
executive offices)


Registrant's telephone number, including area code:  (847)  367-3400




Item 5.  Other Events.



                                                                     WICKES INC.
                                                        706 NORTH DEERPATH DRIVE
                                                          VERNON HILLS, IL 60061
                                                                  NASDAQSC: WIKS

AT THE COMPANY:
Jim Hopwood
Chief Financial Officer
(847) 367-3552


FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 26, 2003


            WICKES INC. COMPLETES NOTE EXCHANGE AND BANK REFINANCING

Vernon Hills, IL, February 26, 2003 - Wickes Inc. (NASDAQSC: WIKS), a leading distributor of building materials and manufacturer of value-added building components, announced today that it successfully completed its offer to exchange its new Senior Secured Notes due 2005 for its outstanding 11 5/8 percent Senior Subordinated Notes due 2003. The Company also completed the refinancing of its senior credit facility with the proceeds of a new $125 million senior credit facility.

Wickes Chairman and Chief Executive Officer J. Steven Wilson said, "This comprehensive refinancing provides a solid foundation for Wickes' future and affords us financial stability to implement our major market strategy while continuing to provide professional builders with the products and services they need to excel. We can now focus entirely on executing our business plan - building the new Wickes."

Wickes accepted for exchange all $42.833 million of Senior Subordinated Notes validly tendered in exchange for an equal principal amount of Senior Secured Notes. The tendered notes represent approximately 67 percent of the outstanding Senior Subordinated Notes. Concurrent with the closing of the exchange offer, the indenture governing the outstanding Senior Subordinated Notes was amended to remove or modify many of its restrictive covenants. The Senior Secured Notes, which bear interest at 11 5/8 percent per annum from the date of issuance through December 15, 2003 and at 18 percent per annum thereafter, are secured by liens on the Company's owned real estate and equipment. These liens are junior to the liens securing amounts payable under the Company's new senior credit facility.

The Company's new $125 million senior secured credit facility, led by Merrill Lynch Capital, as agent on behalf of a group of lenders, is comprised of a $100 million revolving credit facility and a $25 million term loan. Borrowings under the new credit facility are secured by first priority liens on substantially all of the Company's assets. The credit facility matures on February 26, 2007. Loans under the facility bear interest at rates ranging from 2.5 to 4.0 percent above LIBOR or 1.25 to 2.75 percent above prime.

James A. Hopwood, chief financial officer, stated, "The completion of the refinancing is a major milestone for our company. Our new capital structure extends the maturities of a significant portion of our debt and improves liquidity, providing us with the flexibility to continue to strengthen our core business. We sincerely appreciate the support and the confidence expressed by the lending community in Wickes."

Wickes Inc. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The Company distributes materials nationally and internationally, operating building centers in the Midwest, Northeast and South. The Company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes Inc.'s web site, www.wickes.com, offers a full range of valuable services about the building materials and construction industry.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. The Company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the Company's Form 10-K and other documents, which are on file with the Securities and Exchange Commission.